CALCULATION OF REGISTRATION FEE

	Maximum Aggregate	Amount of Registration
Title of Each Class of Securities Offered	Offering Price	Fee
Accelerated Return Securities	$2,000,000	$231.80
due 2022

August 2017

Pricing Supplement No. 1,775
Registration Statement Nos. 333-200365; 333-200365-12
Dated August 16, 2017
Filed pursuant to Rule 424(b)(2)

Morgan Stanley Finance LLC

STRUCTURED INVESTMENTS

Opportunities in U.S. Equities

Accelerated Return Securities Based on the Value of the Worst Performing of the S&P 500® Index and the Russell 2000® Index due August 19, 2022

Fully and Unconditionally Guaranteed by Morgan Stanley

Principal at Risk Securities

The securities are unsecured obligations of Morgan Stanley Finance LLC (“MSFL”) and are fully and unconditionally guaranteed by Morgan Stanley. The securities will pay no interest, provide a minimum payment at maturity of only 16% of the stated principal amount and have the terms described in the accompanying product supplement for PLUS, index supplement and prospectus, as supplemented or modified by this document. The payment at maturity on the securities will be based on the value of the worst performing of the S&P 500® Index and the Russell 2000® Index, which we refer to as the underlying indices. The final average index value for each underlying index, which will be used to determine the worst performing underlying index and to calculate the payment at maturity, will be equal to the arithmetic average of the index closing value on each of the averaging dates, as further described below. At maturity, if both underlying indices have appreciated in value beyond their respective strike index values, each of which is equal to 94% of the initial index value of such underlying index, investors will receive the stated principal amount of their investment plus leveraged upside performance of the worst performing underlying index beyond its respective strike index value, subject to the maximum payment at maturity. If either of the underlying indices is less than its respective strike index value, but both underlying indices have not declined by more than the specified buffer amount, the securities will redeem for par. However, if either underlying index has declined by more than its respective downside threshold level, investors will lose 1% for every 1% decline beyond the specified buffer amount, subject to the minimum payment at maturity of 16% of the stated principal amount. Investors may lose up to 84% of the stated principal amount of the securities. Because the payment at maturity of the securities is based on the worst performing of the underlying indices, a decline in either underlying index below its respective downside threshold level will result in a significant loss of your investment, even if the other underlying index has appreciated or has not declined as much. The securities are for investors who seek an equity index-based return and who are willing to risk their principal, risk exposure to the worst performing of two underlying indices and forgo current income and upside above the maximum payment at maturity in exchange for the upside leverage and buffer features that in each case apply to a limited range of performance of the underlying indices. The securities are notes issued as part of MSFL’s Series A Global Medium-Term Notes program.

All payments are subject to our credit risk. If we default on our obligations, you could lose some or all of your investment. These securities are not secured obligations and you will not have any security interest in, or otherwise have any access to, any underlying reference asset or assets.

FINAL TERMS
Issuer:	Morgan Stanley Finance LLC
Guarantor:	Morgan Stanley
Maturity date:	August 19, 2022
Underlying indices:	S&P 500® Index (the “SPX Index”) and Russell 2000® Index (the “RTY Index”)
Aggregate principal amount:	$2,000,000
Payment at maturity:

If the final average index value of each underlying index is greater than or equal to its respective strike index value,

$1,000 + leveraged upside payment

In no event will the payment at maturity exceed the maximum payment at maturity.

If the final average index value of either underlying index is less than its respective strike index value, but the final average index value of each underlying index is greater than or equal to its respective downside threshold value:

$1,000

If the final average index value of either underlying index is less than its respective downside threshold value, meaning the value of either underlying index has declined by more than the buffer amount of 16% from its respective initial index value to its respective final average index value:

$1,000 x (index performance factor of the worst performing underlying index + 16%)

Because the index performance factor of the worst performing underlying index will be less than -16% in this scenario, the payment at maturity will be less, and potentially significantly less, than the stated principal amount of $1,000, subject to the minimum payment at maturity of $160 per security.

Leveraged upside payment:	$1,000 × leverage factor × index strike return of the worst performing underlying index
Leverage factor:	213%
Maximum payment at maturity:	$1,639 per security (163.90% of the stated principal amount)
Index strike return:	With respect to each underlying index, (final average index value – strike index value) / initial index value
Worst performing underlying index:	The underlying index with the lesser index performance factor
Index performance factor	With respect to each underlying index, final average index value / initial index value
Initial index value:

With respect to the SPX Index, 2,468.11, which is the index closing value of such index on the pricing date

With respect to the RTY Index, 1,383.534, which is the index closing value of such index on the pricing date

Final average index value:	With respect to each underlying index, the arithmetic average of the index closing value of such index on each of the averaging dates
Strike index value:

With respect to the SPX Index, 2,320.023, which is approximately 94% of the initial index value of such index

With respect to the RTY Index, 1,300.522, which is approximately 94% of the initial index value of such index

Averaging dates:	With respect to each underlying index, each index business day on which there is no market disruption event with respect to such underlying index during the approximately 3-month period from and including May 17, 2022 to and including August 16, 2022.
Buffer amount:	16%
Minimum payment at maturity	$160 per security
Downside threshold value:

With respect to the SPX Index, 2,073.212, which is approximately 84% of the initial index value of such index

With respect to the RTY Index, 1,162.169, which is approximately 84% of the initial index value of such index

Stated principal amount / Issue price:	$1,000 per security (see “Commissions and issue price” below)
Pricing date:	August 16, 2017
Original issue date:	August 21, 2017 (3 business days after the pricing date)
CUSIP / ISIN:	61768CPH4 / US61768CPH42
Listing:	The securities will not be listed on any securities exchange.
Agent:	Morgan Stanley & Co. LLC (“MS & Co.”), an affiliate of MSFL and a wholly owned subsidiary of Morgan Stanley. See “Supplemental information regarding plan of distribution; conflicts of interest.”
Estimated value on the pricing date:	$969.60 per security. See “Investment Summary” beginning on page 2.
Commissions and issue price:	Price to public	Agent’s commissions(1)	Proceeds to us(2)
Per security	$1,000	$17.50	$982.50
Total	$2,000,000	$35,000	$1,965,000
(1)	Selected dealers and their financial advisors will collectively receive from the agent, Morgan Stanley & Co. LLC, a fixed sales commission of $17.50 for each security they sell. For additional information, see “Plan of Distribution (Conflicts of Interest)” in the accompanying product supplement for PLUS.

(2)	See “Use of proceeds and hedging” on page 17.

The securities involve risks not associated with an investment in ordinary debt securities. See “Risk Factors” beginning on page 8.

The Securities and Exchange Commission and state securities regulators have not approved or disapproved these securities, or determined if this document or the accompanying product supplement, index supplement and prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The securities are not deposits or savings accounts and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency or instrumentality, nor are they obligations of, or guaranteed by, a bank.

You should read this document together with the related product supplement, index supplement and prospectus, each of which can be accessed via the hyperlinks below. Please also see “Additional Information About the securities” at the end of this document.

As used in this document, “we,” “us” and “our” refer to Morgan Stanley or MSFL, or Morgan Stanley and MSFL collectively, as the context requires.

Product Supplement for PLUS dated February 29, 2016     Index Supplement dated January 30, 2017     Prospectus dated February 16, 2016

Morgan Stanley Finance LLC

Accelerated Return Securities Based on the Value of Worst Performing of the S&P 500® Index and the Russell 2000® Index due August 19, 2022

Principal at Risk Securities

Investment Summary

The Accelerated Return Securities Based on the Value of the Worst Performing of the S&P 500® Index and the Russell 2000® Index due August 19, 2022 (the “securities”) can be used:

▪	As an alternative to direct exposure to the underlying indices that enhances returns for a certain range of positive performance of the worst performing underlying index above its respective strike index value, subject to the maximum payment at maturity

▪	To potentially outperform the worst performing of the S&P 500® Index and the Russell 2000® Index in a moderately bullish or moderately bearish environment by taking advantage of the leverage factor

▪	To obtain a buffer against a specified level of negative performance in the worst performing underlying index.

Maturity:	Approximately 5 years
Leverage factor:	213% (applicable only if the final average index value of each underlying index is greater than its respective strike index value).
Maximum payment at maturity:	$1,639 per security (163.90% of the stated principal amount)
Buffer amount:	16%, with 1-to-1 downside exposure below the buffer
Minimum payment at maturity:	$160 per security (16% of the stated principal amount). Investors may lose up to 84% of the stated principal amount of the securities.
Coupon:	None

The original issue price of each security is $1,000. This price includes costs associated with issuing, selling, structuring and hedging the securities, which are borne by you, and, consequently, the estimated value of the securities on the pricing date is less than $1,000. We estimate that the value of each security on the pricing date is $969.60.

What goes into the estimated value on the pricing date?

In valuing the securities on the pricing date, we take into account that the securities comprise both a debt component and a performance-based component linked to the underlying indices. The estimated value of the securities is determined using our own pricing and valuation models, market inputs and assumptions relating to the underlying indices, instruments based on the underlying indices, volatility and other factors including current and expected interest rates, as well as an interest rate related to our secondary market credit spread, which is the implied interest rate at which our conventional fixed rate debt trades in the secondary market.

What determines the economic terms of the securities?

In determining the economic terms of the securities, including the leverage factor, the maximum payment at maturity, strike index values and the downside threshold values, we use an internal funding rate, which is likely to be lower than our secondary market credit spreads and therefore advantageous to us. If the issuing, selling, structuring and hedging costs borne by you were lower or if the internal funding rate were higher, one or more of the economic terms of the securities would be more favorable to you.

What is the relationship between the estimated value on the pricing date and the secondary market price of the securities?

The price at which MS & Co. purchases the securities in the secondary market, absent changes in market conditions, including those related to the underlying indices, may vary from, and be lower than, the estimated value on the pricing date, because the secondary market price takes into account our secondary market credit spread as well as the bid-offer spread that MS & Co. would charge in a secondary market transaction of this type and other factors. However, because the costs associated with issuing, selling, structuring and hedging the securities are not fully deducted upon issuance, for a period of up to 6 months following the issue date, to the extent that MS & Co. may buy or sell the securities in the secondary market, absent changes in market conditions, including those related to the underlying indices, and to our secondary market credit spreads, it would do so based on values higher than the estimated value. We expect that those higher values will also be reflected in your brokerage account statements.

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Morgan Stanley Finance LLC

Accelerated Return Securities Based on the Value of Worst Performing of the S&P 500® Index and the Russell 2000® Index due August 19, 2022

Principal at Risk Securities

MS & Co. may, but is not obligated to, make a market in the securities, and, if it once chooses to make a market, may cease doing so at any time.

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Morgan Stanley Finance LLC

Accelerated Return Securities Based on the Value of Worst Performing of the S&P 500® Index and the Russell 2000® Index due August 19, 2022

Principal at Risk Securities

Key Investment Rationale

The securities offer leveraged exposure to the worst performing of the S&P 500® Index and the Russell 2000® Index to the extent that the final average index value of such index is greater than or equal to its respective strike index value, subject to the maximum payment at maturity. The final average index value for each underlying index, which will be used to determine the worst performing underlying index and to calculate the payment at maturity, will be equal to the arithmetic average of the index closing value on each of the averaging dates. At maturity, if each underlying index is equal to or has appreciated in value above its respective strike index value, investors will receive the stated principal amount of their investment plus leveraged upside performance of the worst performing underlying index, subject to the maximum payment at maturity. However, if either of the underlying indices depreciates in value beyond its respective strike index value, and (i) both underlying indices have not declined by more than the specified buffer amount, the securities will redeem for par, or (ii) if the final average index value of the worst performing underlying index has declined from its respective initial index value by more than the specified buffer amount, the investor will lose 1% for every 1% decline beyond the specified buffer amount, subject to the minimum payment at maturity. Investors may lose up to 84% of the stated principal amount of the securities.

Leveraged Performance Up to a Cap	The securities offer investors an opportunity to receive 213% of any increase in the value of the worst performing underlying index beyond its respective strike index value, subject to the maximum payment at maturity, if each underlying index is equal to or has appreciated in value beyond its respective strike index value.
Upside Scenario	Both underlying indices increase in value above their respective strike index values and, at maturity, the securities redeem for the stated principal amount of $1,000 plus 213% of the index strike return of the worst performing underlying index, subject to the maximum payment at maturity of $1,639 per security (163.90% of the stated principal amount).
Par Scenario	The final average index value of the worst performing index is less the respective strike index value but is greater than or equal to the respective downside threshold value. In this case, you receive the stated principal amount of $1,000 at maturity even though the worst performing underlying index has depreciated.
Downside Scenario

Either underlying index declines in value below its respective strike index value such that, at maturity, the worst performing index declines in value by more than 16%, and the securities redeem for less than the stated principal amount, by an amount that is proprotionate to the percentage decrease of the worst performing underlying index from its respective initial index value, plus the buffer amount of 16%. (Example: if the worst performing underlying index decreases in value by 35%, the Buffered PLUS will redeem for $810.00, or 81.00% of the stated principal amount.) The minimum payment at maturity is $160 per security.

Because the payment at maturity of the securities is based on the worst performing of the underlying indices, a decline in either underlying index below its respective downside threshold value will result in a significant loss of your investment, even if the other underlying index has appreciated or has not declined as much. You could lose up to 84% of your investment.

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Morgan Stanley Finance LLC

Accelerated Return Securities Based on the Value of Worst Performing of the S&P 500® Index and the Russell 2000® Index due August 19, 2022

Principal at Risk Securities

Hypothetical Examples

The following hypothetical examples illustrate how to calculate the payment at maturity on the securities. The following examples are for illustrative purposes only. The actual initial index value, strike index value and downside threshold value for each underlying index are set forth on the cover page of this pricing supplement. The payment at maturity on the securities is subject to our credit risk. The below examples are based on the following terms:

Stated principal amount:	$1,000 per security
Leverage factor:	213%
Maximum payment at maturity:	$1,639 per security (163.90% of the stated principal amount)
Hypothetical strike index value:	With respect to the SPX Index: 1,880, 94% of the respective hypothetical initial index value With respect to the RTY Index: 940, 94% of the respective hypothetical initial index value
Hypothetical downside threshold value:	With respect to the SPX Index: 1,680, 84% of the respective hypothetical initial index value With respect to the RTY Index: 840, 84% of the respective hypothetical initial index value
Hypothetical initial index value:	With respect to the SPX Index: 2,000 With respect to the RTY Index: 1,000
Buffer amount:	16%
Minimum payment at maturity:	$160 per security

EXAMPLE 1: Both underlying indices appreciate significantly above their respective strike index values, and so investors receive only the maximum payment at maturity.

Final average index value	SPX Index: 3,000
RTY Index: 1,300
Index strike return		SPX Index: (2,880 – 1,880) / 2,000 = 50% RTY Index: (1,340 – 940) / 1,000 = 40%
Payment at maturity	=	$1,000 + leveraged upside payment, subject to the maximum payment at maturity
	=	$1,000 + ($1,000 × leverage factor × index strike return of the worst performing underlying index), subject to the maximum payment at maturity
	=	$1,000 + ($1,000 × 213% × 40%), subject to the maximum payment at maturity
	=	maximum payment at maturity of $1,639 per security

In example 1, the final average index values of both the SPX Index and the RTY Index are greater than their respective index strike values. The SPX Index has an index strike return of 50%, while the RTY Index has an index strike return of 40%. Therefore, investors receive at maturity the stated principal amount plus 213% of the appreciation of the worst performing underlying index above its respective strike index value, subject to the maximum payment at maturity of $1,639 per security. Under the terms of the securities, investors will realize the maximum payment at maturity at a final average index value of the worst performing underlying index of 124% of its respective initial index value. Therefore, in this example,

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Morgan Stanley Finance LLC

Accelerated Return Securities Based on the Value of Worst Performing of the S&P 500® Index and the Russell 2000® Index due August 19, 2022

Principal at Risk Securities

investors receive only the maximum payment at maturity of $1,639 per stated principal amount, even though both underlying indices have appreciated significantly.

EXAMPLE 2: Both underlying indices appreciate over the term of the securities, and investors receive the stated principal amount plus the leveraged upside payment, calculated based on the index strike return of the worst performing underlying index.

Final average index value	SPX Index: 2,080
RTY Index: 1,340
Index strike return		SPX Index: (2,080 – 1,880) / 2,000 = 10% RTY Index: (1,340 – 940) / 1,000 = 40%
Payment at maturity	=	$1,000 + leveraged upside payment, subject to the maximum payment at maturity
	=	$1,000 + ($1,000 × leverage factor × Index strike return of the worst performing underlying index), subject to the maximum payment at maturity
	=	$1,000 + ($1,000 × 213% × 10%), subject to the maximum payment at maturity
	=	$1,213

In example 2, the final average index values of both the SPX Index and the RTY Index are greater than their index strike values. The SPX Index has an index strike return of 10%, while the RTY Index has an index strike return of 40%. Therefore, investors receive at maturity the stated principal amount plus 213% of the appreciation of the worst performing underlying index above its respective strike index value, which is the SPX Index in this example. Investors receive $1,213 per security at maturity.

EXAMPLE 3: Both underlying indices decline over the term of the securities below the respective strike index value but neither index declines below the respective downside threshold value, and investors receive the stated principal amount.

Final average index value	SPX Index: 1,800
		RTY Index: 840
Index performance factor		SPX Index: 1,800 / 2,000 = 90% RTY Index: 840 / 1,000 = 84%
Payment at maturity	=	$1,000

In example 3, the final average index values of both underlying indices are lower than their respective strike index values, but are greater than or equal to their respective downside threshold values. Investors will receive the stated principal amount of $1,000.

EXAMPLE 4: One underlying index appreciates while the other declines over the term of the securities, and the final average index value of the worst performing underlying index is less than its respective downside threshold value. Investors are therefore exposed to the negative performance of the worst performing underlying index, and will lose 1% for every 1% decline beyond the buffer amount of 16%.

Final average index value	SPX Index: 2,400
RTY Index: 400
Index performance factor		SPX Index: 2,400 / 2,000 = 120% RTY Index: 400 / 1,000 = 40%
Payment at maturity	=	$1,000 × (index performance factor of the worst performing index + 16%)

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Morgan Stanley Finance LLC

Accelerated Return Securities Based on the Value of Worst Performing of the S&P 500® Index and the Russell 2000® Index due August 19, 2022

Principal at Risk Securities

=	$1,000 x (40% + 16%)
=	$560

In example 4, the final average index value of the SPX Index is greater than its strike index value, while the final average index value of the RTY Index has declined below its downside threshold value. The SPX Index has appreciated while the RTY Index has depreciated by 60%. Under these circumstances, investors will receive an amount that is less than the stated principal amount by an amount that is proportionate to the percentage decrease of the value of the worst performing underlying index from its initial index value, plus the buffer amount of 16%. In this example, investors receive a payment at maturity equal to $560 per security, resulting in a loss of 44%.

EXAMPLE 5: Both underlying indices decline below their respective downside threshold values, and investors are therefore exposed to the decline in the worst performing underlying index from its initial index value.

Final average index value	SPX Index: 600
RTY Index: 400
Index performance factor		SPX Index: 600 / 2,000 = 30% RTY Index: 400 / 1,000 = 40%
Payment at maturity	=	$1,000 × (index performance factor of the worst performing index + 16%)
	=	$1,000 × (30% + 16%)
	=	$460

In example 5, the final average index values of both the SPX Index and the RTY Index are less than their respective downside threshold values. The SPX Index has declined by 70% while the RTY Index has declined by 60%. Therefore, investors are exposed to the negative performance of the SPX Index, which is the worst performing underlying index in this example. Investors receive a payment at maturity of $460.

Because the payment at maturity of the securities is based on the worst performing of the underlying indices, a decline in either underlying index below its respective downside threshold value will result in a significant loss of your investment, even if the other underlying index has appreciated or has not declined as much. You could lose up to 84% of your investment in the securities.

In addition, the final average index value for each underlying index, which will be used to determine the worst performing underlying index and to calculate the payment at maturity, will be equal to the arithmetic average of the index closing value on each of the averaging dates. See “Risk Factors—The amount payable on the securities is based on the arithmetic average of the closing values of the underlying indices on each of the averaging dates during the approximately 3-month period from and including May 17, 2022 to and including August 16, 2022, and therefore the payment at maturity may be less than if it were based solely on the closing values on the final averaging date.”

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Morgan Stanley Finance LLC

Accelerated Return Securities Based on the Value of Worst Performing of the S&P 500® Index and the Russell 2000® Index due August 19, 2022

Principal at Risk Securities

Risk Factors

The following is a non-exhaustive list of certain key risk factors for investors in the securities. For further discussion of these and other risks, you should read the section entitled “Risk Factors” in the accompanying product supplement for PLUS, index supplement and prospectus. We also urge you to consult your investment, legal, tax, accounting and other advisers in connection with your investment in the securities.

▪	The securities do not pay interest and provide a minimum payment at maturity of only 16% of your principal. The terms of the securities differ from those of ordinary debt securities in that the securities do not pay interest, and provide a minimum payment at maturity of only 16% of the principal amount at maturity. At maturity, you will receive for each $1,000 stated principal amount of securities that you hold an amount in cash based upon the final average index value of each underlying index. The final average index value for each underlying index, which will be used to determine the worst performing underlying index and to calculate the payment at maturity, will be equal to the arithmetic average of the index closing value on each of the averaging dates. If the final average index value of either underlying index is less than 84% of its respective initial index value, you will receive for each security that you hold a payment at maturity that is less than the stated principal amount of each security by an amount proportionate to the decline in the closing value of the worst performing underlying index from its initial index value, plus $160 per security. Accordingly, investors may lose up to 84% of the stated principal amount of the securities.

▪	The appreciation potential of the securities is limited by the maximum payment at maturity. The appreciation potential of the securities is limited by the maximum payment at maturity of $1,639 per security, or 163.90% of the stated principal amount. Although the leverage factor provides 213% exposure to any increase in the final average index value of the worst performing underlying index over its respective strike index value, because the payment at maturity will be limited to 163.90% of the stated principal amount for the securities, any increase in the final average index value of the worst performing underlying index over its initial index value by more than 24% of its initial index value will not further increase the return on the securities.

▪	You are exposed to the price risk of both underlying indices. Your return on the securities is not linked to a basket consisting of both underlying indices. Rather, it will be based upon the independent performance of each underlying index. Unlike an instrument with a return linked to a basket of underlying assets, in which risk is mitigated and diversified among all the components of the basket, you will be exposed to the risks related to both underlying indices. Poor performance by either underlying index over the term of the securities will negatively affect your return and will not be offset or mitigated by any positive performance by the other underlying index. If the final average index value of either underlying index declines to below 84% of its respective initial index value, you will be exposed to the negative performance of the worst performing underlying index at maturity, even if the other underlying index has appreciated or has not declined as much. Accordingly, your investment is subject to the price risk of both underlying indices.

▪	Because the securities are linked to the performance of the worst performing underlying index, you are exposed to greater risk of sustaining a significant loss on your investment than if the securities were linked to just one underlying index. The risk that you will suffer a significant loss on your investment is greater if you invest in the securities as opposed to substantially similar securities that are linked to just the performance of one underlying index. With two underlying indices, it is more likely that the final average index value of either underlying index will decline to below its respective downside threshold value than if the securities were linked to only one underlying index. Therefore, it is more likely that you will suffer a significant loss on your investment.

▪	The market price will be influenced by many unpredictable factors. Several factors will influence the value of the securities in the secondary market and the price at which MS & Co. may be willing to purchase or sell the securities in the secondary market, including the value, volatility and dividend yield of the underlying indices, interest and yield rates, time remaining to maturity, geopolitical conditions and economic, financial, political and regulatory or judicial events and any actual or anticipated changes in our credit ratings or credit spreads. The levels of the underlying indices may be, and have recently been, extremely volatile, and we can give you no assurance that the volatility will lessen. See “S&P 500® Index Overview” and “Russell 2000® Index Overview” below. You may receive less, and possibly significantly less, than the stated principal amount per security if you try to sell your securities prior to maturity.

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Morgan Stanley Finance LLC

Accelerated Return Securities Based on the Value of Worst Performing of the S&P 500® Index and the Russell 2000® Index due August 19, 2022

Principal at Risk Securities

▪	The securities are subject to our credit risk, and any actual or anticipated changes to our credit ratings or credit spreads may adversely affect the market value of the securities. You are dependent on our ability to pay all amounts due on the securities at maturity and therefore you are subject to our credit risk. If we default on our obligations under the securities, your investment would be at risk and you could lose some or all of your investment. As a result, the market value of the securities prior to maturity will be affected by changes in the market’s view of our creditworthiness. Any actual or anticipated decline in our credit ratings or increase in the credit spreads charged by the market for taking our credit risk is likely to adversely affect the market value of the securities.

▪	As a finance subsidiary, MSFL has no independent operations and will have no independent assets. As a finance subsidiary, MSFL has no independent operations beyond the issuance and administration of its securities and will have no independent assets available for distributions to holders of MSFL securities if they make claims in respect of such securities in a bankruptcy, resolution or similar proceeding. Accordingly, any recoveries by such holders will be limited to those available under the related guarantee by Morgan Stanley and that guarantee will rank pari passu with all other unsecured, unsubordinated obligations of Morgan Stanley. Holders will have recourse only to a single claim against Morgan Stanley and its assets under the guarantee. Holders of securities issued by MSFL should accordingly assume that in any such proceedings they would not have any priority over and should be treated pari passu with the claims of other unsecured, unsubordinated creditors of Morgan Stanley, including holders of Morgan Stanley-issued securities.

▪	The securities are linked to the Russell 2000® Index and are subject to risks associated with small-capitalization companies. As the Russell 2000® Index is one of the underlying indices, and the Russell 2000® Index consists of stocks issued by companies with relatively small market capitalization, the securities are linked to the value of small-capitalization companies. These companies often have greater stock price volatility, lower trading volume and less liquidity than large-capitalization companies and therefore the Russell 2000® Index may be more volatile than indices that consist of stocks issued by large-capitalization companies. Stock prices of small-capitalization companies are also more vulnerable than those of large-capitalization companies to adverse business and economic developments, and the stocks of small-capitalization companies may be thinly traded. In addition, small capitalization companies are typically less well-established and less stable financially than large-capitalization companies and may depend on a small number of key personnel, making them more vulnerable to loss of personnel. Such companies tend to have smaller revenues, less diverse product lines, smaller shares of their product or service markets, fewer financial resources and less competitive strengths than large-capitalization companies and are more susceptible to adverse developments related to their products.

▪	The amount payable on the securities is based on the arithmetic average of the closing values of the underlying indices on each of the averaging dates during the approximately 3-month period from and including May 17, 2022 to and including August 16, 2022, and therefore the payment at maturity may be less than if it were based solely on the closing values on the final averaging date. The amount payable at maturity will be calculated by reference to the average of the closing values of the underlying indices on the averaging dates during the period from and including May 17, 2022 to and including August 16, 2022. Therefore, in calculating the final average index value of each underlying index, positive performance of such underlying index as of some averaging dates may be moderated, or wholly offset, by lesser or negative performance as of other averaging dates. Similarly, the final average index value of each underlying index, calculated based on the closing values of such underlying index on each of the averaging dates, may be less than the closing values of such underlying index on the final averaging date, and as a result, the payment at maturity you receive may be less than if it were based solely on the closing values of the underlying indices on the final averaging date. Investing in the securities is not the same as investing in securities that offer 1-to-1 upside exposure to the performance of the underlying indices.

▪	Investing in the securities is not equivalent to investing in either underlying index. Investing in the securities is not equivalent to investing in either underlying index or the component stocks of either underlying index. Investors in the securities will not have voting rights or rights to receive dividends or other distributions or any other rights with respect to stocks that constitute either underlying index.

▪	Adjustments to the underlying indices could adversely affect the value of the securities. The publisher of either underlying index may add, delete or substitute the stocks constituting such underlying index or make other methodological changes that could change the value of such underlying index. The publisher of either underlying index

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Accelerated Return Securities Based on the Value of Worst Performing of the S&P 500® Index and the Russell 2000® Index due August 19, 2022

Principal at Risk Securities

may discontinue or suspend calculation or publication of such underlying index at any time. In these circumstances, the calculation agent will have the sole discretion to substitute a successor index that is comparable to the discontinued underlying index and will be permitted to consider indices that are calculated and published by the calculation agent or any of its affiliates.

▪	The rate we are willing to pay for securities of this type, maturity and issuance size is likely to be lower than the rate implied by our secondary market credit spreads and advantageous to us. Both the lower rate and the inclusion of costs associated with issuing, selling, structuring and hedging the securities in the original issue price reduce the economic terms of the securities, cause the estimated value of the securities to be less than the original issue price and will adversely affect secondary market prices. Assuming no change in market conditions or any other relevant factors, the prices, if any, at which dealers, including MS & Co., may be willing to purchase the securities in secondary market transactions will likely be significantly lower than the original issue price, because secondary market prices will exclude the issuing, selling, structuring and hedging-related costs that are included in the original issue price and borne by you and because the secondary market prices will reflect our secondary market credit spreads and the bid-offer spread that any dealer would charge in a secondary market transaction of this type as well as other factors.

The inclusion of the costs of issuing, selling, structuring and hedging the securities in the original issue price and the lower rate we are willing to pay as issuer make the economic terms of the securities less favorable to you than they otherwise would be.

However, because the costs associated with issuing, selling, structuring and hedging the securities are not fully deducted upon issuance, for a period of up to 6 months following the issue date, to the extent that MS & Co. may buy or sell the securities in the secondary market, absent changes in market conditions, including those related to the underlying indices, and to our secondary market credit spreads, it would do so based on values higher than the estimated value, and we expect that those higher values will also be reflected in your brokerage account statements.

▪	The securities will not be listed on any securities exchange and secondary trading may be limited. The securities will not be listed on any securities exchange. Therefore, there may be little or no secondary market for the securities. MS & Co. may, but is not obligated to, make a market in the securities. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the securities easily. Because we do not expect that other broker-dealers will participate significantly in the secondary market for the securities, the price at which you may be able to trade your securities is likely to depend on the price, if any, at which MS & Co. is willing to transact. If, at any time, MS & Co. were not to make a market in the securities, it is likely that there would be no secondary market for the securities. Accordingly, you should be willing to hold your securities to maturity.

▪	The estimated value of the securities is determined by reference to our pricing and valuation models, which may differ from those of other dealers and is not a maximum or minimum secondary market price. These pricing and valuation models are proprietary and rely in part on subjective views of certain market inputs and certain assumptions about future events, which may prove to be incorrect. As a result, because there is no market-standard way to value these types of securities, our models may yield a higher estimated value of the securities than those generated by others, including other dealers in the market, if they attempted to value the securities. In addition, the estimated value on the pricing date does not represent a minimum or maximum price at which dealers, including MS & Co., would be willing to purchase your securities in the secondary market (if any exists) at any time. The value of your securities at any time after the date of this document will vary based on many factors that cannot be predicted with accuracy, including our creditworthiness and changes in market conditions. See also “The market price will be influenced by many unpredictable factors” above.

▪	Hedging and trading activity by our affiliates could potentially adversely affect the value of the securities. One or more of our affiliates and/or third-party dealers have carried out, and will continue to carry out, hedging activities related to the securities (and to other instruments linked to the underlying indices or its component stocks), including trading in the stocks that constitute the underlying indices as well as in other instruments related to the underlying indices. As a result, these entities may be unwinding or adjusting hedge positions during the term of the securities, and the hedging strategy may involve greater and more frequent dynamic adjustments to the hedge as the averaging dates approach. MS & Co. and some of our other affiliates also trade the stocks that constitute the underlying indices and other financial instruments related to the underlying indices on a regular basis as part of their general broker-dealer and

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other businesses. Any of these hedging or trading activities on or prior to the pricing date could have increased the initial index value of an underlying index, and, therefore, could have increased the level at or above which such underlying index must close on the averaging dates so that investors do not suffer a significant loss on their initial investment in the securities (depending also on the performance of the other underlying index). Additionally, such hedging or trading activities during the term of the securities, including on the averaging dates, could adversely affect the closing value of underlying index on the averaging dates, and, accordingly, the amount of cash an investor will receive at maturity (depending also on the performance of the other underlying index).

▪	The calculation agent, which is a subsidiary of Morgan Stanley and an affiliate of MSFL, will make determinations with respect to the securities. As calculation agent, MS & Co. has determined the initial index values, the strike index values and the downside threshold values, will determine the final average index values and will calculate the amount of cash you will receive at maturity. Moreover, certain determinations made by MS & Co., in its capacity as calculation agent, may require it to exercise discretion and make subjective judgments, such as with respect to the occurrence or non-occurrence of market disruption events and the selection of a successor index or calculation of the final average index value in the event of a market disruption event or discontinuance of the underlying indices. These potentially subjective determinations may adversely affect the payout to you at maturity. For further information regarding these types of determinations, see “Description of PLUS—Postponement of Valuation Date(s)” and “—Calculation Agent and Calculations” and related definitions in the accompanying product supplement. In addition, MS & Co. has determined the estimated value of the securities on the pricing date.

▪	The U.S. federal income tax consequences of an investment in the securities are uncertain. Please read the discussion under “Additional provisions—Tax considerations” in this document and the discussion under “United States Federal Taxation” in the accompanying product supplement for PLUS (together, the “Tax Disclosure Sections”) concerning the U.S. federal income tax consequences of an investment in the securities. If the Internal Revenue Service (the “IRS”) were successful in asserting an alternative treatment, the timing and character of income on the securities might differ significantly from the tax treatment described in the Tax Disclosure Sections. For example, under one possible treatment, the IRS could seek to recharacterize the securities as debt instruments. In that event, U.S. Holders would be required to accrue into income original issue discount on the securities every year at a “comparable yield” determined at the time of issuance and recognize all income and gain in respect of the securities as ordinary income. Additionally, as discussed under “United States Federal Taxation—FATCA Legislation” in the accompanying product supplement for PLUS, the withholding rules commonly referred to as “FATCA” would apply to the securities if they were recharacterized as debt instruments. The risk that financial instruments providing for buffers, triggers or similar downside protection features, such as the securities, would be recharacterized as debt is greater than the risk of recharacterization for comparable financial instruments that do not have such features. We do not plan to request a ruling from the IRS regarding the tax treatment of the securities, and the IRS or a court may not agree with the tax treatment described in the Tax Disclosure Sections.

In 2007, the U.S. Treasury Department and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. The notice focuses in particular on whether to require holders of these instruments to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; whether short-term instruments should be subject to any such accrual regime; the relevance of factors such as the exchange-traded status of the instruments and the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. investors should be subject to withholding tax; and whether these instruments are or should be subject to the “constructive ownership” rule, which very generally can operate to recharacterize certain long-term capital gain as ordinary income and impose an interest charge. While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the securities, possibly with retroactive effect. Both U.S. and Non-U.S. Holders should consult their tax advisers regarding the U.S. federal income tax consequences of an investment in the securities, including possible alternative treatments, the issues presented by this notice and any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

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S&P 500® Index Overview

The S&P 500® Index, which is calculated, maintained and published by Standard & Poor’s Financial Services LLC (“S&P”), consists of 500 component stocks selected to provide a performance benchmark for the U.S. equity markets. The calculation of the S&P 500® Index is based on the relative value of the float adjusted aggregate market capitalization of the 500 component companies as of a particular time as compared to the aggregate average market capitalization of 500 similar companies during the base period of the years 1941 through 1943. For additional information about the S&P 500® Index, see the information set forth under “S&P 500® Index” in the accompanying index supplement.

Information as of market close on August 16, 2017:

Bloomberg Ticker Symbol:	SPX
Current Index Value:	2,468.11
52 Weeks Ago:	2,178.15
52 Week High (on 8/7/2017):	2,480.91
52 Week Low (on 11/4/2016):	2,085.18

The following graph sets forth the daily closing values of the SPX Index for the period from January 1, 2012 through August 16, 2017. The related table sets forth the published high and low closing values, as well as end-of-quarter closing values, of the SPX Index for each quarter in the same period. The closing value of the SPX Index on August 16, 2017 was 2,468.11. We obtained the information in the table and graph below from Bloomberg Financial Markets, without independent verification. The SPX Index has at times experienced periods of high volatility, and you should not take the historical values of the SPX Index as an indication of its future performance.

SPX Index Daily Closing Values January 1, 2012 to August 16, 2017

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S&P 500® Index	High	Low	Period End
2012
First Quarter	1,416.51	1,277.06	1,408.47
Second Quarter	1,419.04	1,278.04	1,362.16
Third Quarter	1,465.77	1,334.76	1,440.67
Fourth Quarter	1,461.40	1,353.33	1,426.19
2013
First Quarter	1,569.19	1,457.15	1,569.19
Second Quarter	1,669.16	1,541.61	1,606.28
Third Quarter	1,725.52	1,614.08	1,681.55
Fourth Quarter	1,848.36	1,655.45	1,848.36
2014
First Quarter	1,878.04	1,741.89	1,872.34
Second Quarter	1,962.87	1,815.69	1,960.23
Third Quarter	2,011.36	1,909.57	1,972.29
Fourth Quarter	2,090.57	1,862.49	2,058.90
2015
First Quarter	2,117.39	1,992.67	2,067.89
Second Quarter	2,130.82	2,057.64	2,063.11
Third Quarter	2,128.28	1,867.61	1,920.03
Fourth Quarter	2,109.79	1,923.82	2,043.94
2016
First Quarter	2,063.95	1,829.08	2,059.74
Second Quarter	2,119.12	2,000.54	2,098.86
Third Quarter	2,190.15	2,088.55	2,168.27
Fourth Quarter	2,271.72	2,085.18	2,238.83
2017
First Quarter	2,395.96	2,257.83	2,362.72
Second Quarter	2,453.46	2,328.95	2,423.41
Third Quarter (through August 16, 2017)	2,480.91	2,409.75	2,468.11

“Standard & Poor’s®,” “S&P®,” “S&P 500®,” “Standard & Poor’s 500” and “500” are trademarks of Standard and Poor’s Financial Services LLC. See “S&P 500® Index” in the accompanying index supplement.

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Russell 2000® Index Overview

The Russell 2000® Index is an index calculated, published and disseminated by FTSE Russell, and measures the composite price performance of stocks of 2,000 companies incorporated in the U.S. and its territories. All 2,000 stocks are traded on a major U.S. exchange and are the 2,000 smallest securities that form the Russell 3000® Index. The Russell 3000® Index is composed of the 3,000 largest U.S. companies as determined by market capitalization and represents approximately 98% of the U.S. equity market. The Russell 2000® Index consists of the smallest 2,000 companies included in the Russell 3000® Index and represents a small portion of the total market capitalization of the Russell 3000® Index. The Russell 2000® Index is designed to track the performance of the small capitalization segment of the U.S. equity market. For additional information about the Russell 2000® Index, see the information set forth under “Russell 2000® Index” in the accompanying index supplement.

Information as of market close on August 16, 2017:

Bloomberg Ticker Symbol:	RTY
Current Index Value:	1,383.534
52 Weeks Ago:	1,231.129
52 Week High (on 7/25/2017):	1,450.387
52 Week Low (on 11/3/2016):	1,156.885

The following graph sets forth the daily closing values of the RTY Index for the period from January 1, 2012 through August 16, 2017. The related table sets forth the published high and low closing values, as well as end-of-quarter closing values, of the RTY Index for each quarter in the same period. The closing value of the RTY Index on August 16, 2017 was 1,383.534. We obtained the information in the table and graph below from Bloomberg Financial Markets, without independent verification. The RTY Index has at times experienced periods of high volatility, and you should not take the historical values of the RTY Index as an indication of its future performance.

RTY Index Daily Closing Values January 1, 2012 to August 16, 2017

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Russell 2000® Index	High	Low	Period End
2012
First Quarter	846.13	747.28	830.30
Second Quarter	840.63	737.24	798.49
Third Quarter	864.70	767.75	837.45
Fourth Quarter	852.49	769.48	849.35
2013
First Quarter	953.07	872.60	951.54
Second Quarter	999.99	901.51	977.48
Third Quarter	1,078.41	989.47	1,073.79
Fourth Quarter	1,163.64	1,043.46	1,163.64
2014
First Quarter	1,208.651	1,093.594	1,173.038
Second Quarter	1,192.960	1,095.986	1,192.960
Third Quarter	1,208.150	1,101.676	1,101.676
Fourth Quarter	1,219.109	1,049.303	1,204.696
2015
First Quarter	1,266.373	1,154.709	1,252.772
Second Quarter	1,295.799	1,215.417	1,253.947
Third Quarter	1,273.328	1,083.907	1,100.688
Fourth Quarter	1,204.159	1,097.552	1,135.889
2016
First Quarter	1,114.028	953.715	1,114.028
Second Quarter	1,188.954	1,089.646	1,151.923
Third Quarter	1,263.438	1,139.453	1,251.646
Fourth Quarter	1,388.073	1,156.885	1,357.130
2017
First Quarter	1,413.635	1,345.598	1,385.920
Second Quarter	1,425.985	1,345.244	1,415.359
Third Quarter (through August 16, 2017)	1,450.387	1,372.544	1,383.534

The “Russell 2000® Index” is a trademark of FTSE Russell. For more information, see “Russell 2000® Index” in the accompanying index supplement.

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Additional Information About the Securities

Please read this information in conjunction with the summary terms on the front cover of this document.

Additional Provisions:
Underlying index publishers:	With respect to the SPX Index, S&P Dow Jones Indices LLC With respect to the RTY Index, FTSE Russell
Accelerated return securities:	The accompanying product supplement refers to these accelerated return securities as the “PLUS.”
Denominations:	$1,000 per security and integral multiples thereof
Interest:	None
Bull market or bear market PLUS:	Bull market PLUS
Averaging dates:	If any scheduled averaging date, including August 16, 2022, is not an index business day with respect to either underlying index or if a market disruption event occurs on any averaging date with respect to either underlying index, such day will not be counted for the purposes of calculating the final average index value solely for such affected underlying index.
Minimum ticketing size:	$1,000 / 1 security
Tax considerations:

Although there is uncertainty regarding the U.S. federal income tax consequences of an investment in the securities due to the lack of governing authority, in the opinion of our counsel, Davis Polk & Wardwell LLP, under current law, and based on current market conditions, a security should be treated as a single financial contract that is an “open transaction” for U.S. federal income tax purposes.

Assuming this treatment of the securities is respected and subject to the discussion in “United States Federal Taxation” in the accompanying product supplement for PLUS, the following U.S. federal income tax consequences should result based on current law:

▪ A U.S. Holder should not be required to recognize taxable income over the term of the securities prior to settlement, other than pursuant to a sale or exchange.

▪ Upon sale, exchange or settlement of the securities, a U.S. Holder should recognize gain or loss equal to the difference between the amount realized and the U.S. Holder’s tax basis in the securities. Such gain or loss should be long-term capital gain or loss if the investor has held the securities for more than one year, and short-term capital gain or loss otherwise.

In 2007, the U.S. Treasury Department and the Internal Revenue Service (the “IRS”) released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. The notice focuses in particular on whether to require holders of these instruments to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; whether short-term instruments should be subject to any such accrual regime; the relevance of factors such as the exchange-traded status of the instruments and the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. investors should be subject to withholding tax; and whether these instruments are or should be subject to the “constructive ownership” rule, which very generally can operate to recharacterize certain long-term capital gain as ordinary income and impose an interest charge. While the notice requests

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comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the securities, possibly with retroactive effect.

As discussed in the accompanying product supplement for PLUS, Section 871(m) of the Internal Revenue Code of 1986, as amended, and Treasury regulations promulgated thereunder (“Section 871(m)”) generally impose a 30% (or a lower applicable treaty rate) withholding tax on dividend equivalents paid or deemed paid to Non-U.S. Holders with respect to certain financial instruments linked to U.S. equities or indices that include U.S. equities (each, an “Underlying Security”). Subject to certain exceptions, Section 871(m) generally applies to securities that substantially replicate the economic performance of one or more Underlying Securities, as determined based on tests set forth in the applicable Treasury regulations (a “Specified Security”). However, the regulations exempt securities issued before January 1, 2018 that do not have a delta of one with respect to any Underlying Security. Based on our determination that the securities do not have a delta of one with respect to any Underlying Security, our counsel is of the opinion that the securities should not be Specified Securities and, therefore, should not be subject to Section 871(m).

Our determination is not binding on the IRS, and the IRS may disagree with this determination. Section 871(m) is complex and its application may depend on your particular circumstances, including whether you enter into other transactions with respect to an Underlying Security. If withholding is required, we will not be required to pay any additional amounts with respect to the amounts so withheld. You should consult your tax adviser regarding the potential application of Section 871(m) to the securities.

Both U.S. and non-U.S. investors considering an investment in the securities should read the discussion under “Risk Factors” in this document and the discussion under “United States Federal Taxation” in the accompanying product supplement for PLUS and consult their tax advisers regarding all aspects of the U.S. federal income tax consequences of an investment in the securities, including possible alternative treatments, the issues presented by the aforementioned notice and any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

The discussion in the preceding paragraphs under “Tax considerations” and the discussion contained in the section entitled “United States Federal Taxation” in the accompanying product supplement for PLUS, insofar as they purport to describe provisions of U.S. federal income tax laws or legal conclusions with respect thereto, constitute the full opinion of Davis Polk & Wardwell LLP regarding the material U.S. federal tax consequences of an investment in the securities.

Trustee:	The Bank of New York Mellon
Calculation agent:	MS & Co.
Use of proceeds and hedging:

The net proceeds from the sale of the securities will be used by us for general corporate purposes and, in part, in connection with hedging our obligations under the securities through one or more of our affiliates.

On or prior to the pricing date, we, through our affiliates or others, hedged our anticipated exposure in connection with the securities by taking positions in stocks of the underlying indices, futures and/or options contracts on the underlying indices and any component stocks of the underlying indices listed on major securities markets. Such purchase activity could have increased the value of either underlying index on the pricing date, and therefore could have increased the value at or above which such underlying index must close on the averaging dates so that

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investors do not suffer a significant loss on their initial investment in the securities (depending also on the performance of the other underlying index). In addition, through our affiliates, we are likely to modify our hedge position throughout the term of the securities, including on the averaging dates, by purchasing and selling the stocks constituting the underlying indices, futures or options contracts on the underlying indices or its component stocks listed on major securities markets or positions in any other available securities or instruments that we may wish to use in connection with such hedging activities. As a result, these entities may be unwinding or adjusting hedge positions during the term of the securities, and the hedging strategy may involve greater and more frequent adjustments to the hedge as the averaging dates approach. We cannot give any assurance that our hedging activities will not affect the value of either underlying index and, therefore, adversely affect the value of the securities or the payment you will receive at maturity (depending also on the performance of the other underlying index). For further information on our use of proceeds and hedging, see “Use of Proceeds and Hedging” in the accompanying product supplement for PLUS.
Benefit plan investor considerations:

Each fiduciary of a pension, profit-sharing or other employee benefit plan subject to the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) (a “Plan”), should consider the fiduciary standards of ERISA in the context of the Plan’s particular circumstances before authorizing an investment in the securities. Accordingly, among other factors, the fiduciary should consider whether the investment would satisfy the prudence and diversification requirements of ERISA and would be consistent with the documents and instruments governing the Plan.

In addition, we and certain of our affiliates, including MS & Co., may each be considered a “party in interest” within the meaning of ERISA, or a “disqualified person” within the meaning of the Internal Revenue Code of 1986, as amended (the “Code”), with respect to many Plans, as well as many individual retirement accounts and Keogh plans (also “Plans”). ERISA Section 406 and Code Section 4975 generally prohibit transactions between Plans and parties in interest or disqualified persons. Prohibited transactions within the meaning of ERISA or the Code would likely arise, for example, if the securities are acquired by or with the assets of a Plan with respect to which MS & Co. or any of its affiliates is a service provider or other party in interest, unless the securities are acquired pursuant to an exemption from the “prohibited transaction” rules. A violation of these “prohibited transaction” rules could result in an excise tax or other liabilities under ERISA and/or Section 4975 of the Code for such persons, unless exemptive relief is available under an applicable statutory or administrative exemption.

The U.S. Department of Labor has issued five prohibited transaction class exemptions (“PTCEs”) that may provide exemptive relief for direct or indirect prohibited transactions resulting from the purchase or holding of the securities. Those class exemptions are PTCE 96-23 (for certain transactions determined by in-house asset managers), PTCE 95-60 (for certain transactions involving insurance company general accounts), PTCE 91-38 (for certain transactions involving bank collective investment funds), PTCE 90-1 (for certain transactions involving insurance company separate accounts) and PTCE 84-14 (for certain transactions determined by independent qualified professional asset managers). In addition, ERISA Section 408(b)(17) and Section 4975(d)(20) of the Code may provide an exemption for the purchase and sale of securities and the related lending transactions, provided that neither the issuer of the securities nor any of its affiliates has or exercises any discretionary authority or control or renders any investment advice with respect to the assets of the Plan involved in the transaction

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and provided further that the Plan pays no more, and receives no less, than “adequate consideration” in connection with the transaction (the so-called “service provider” exemption). There can be no assurance that any of these class or statutory exemptions will be available with respect to transactions involving the securities.

Because we may be considered a party in interest with respect to many Plans, the securities may not be purchased, held or disposed of by any Plan, any entity whose underlying assets include “plan assets” by reason of any Plan’s investment in the entity (a “Plan Asset Entity”) or any person investing “plan assets” of any Plan, unless such purchase, holding or disposition is eligible for exemptive relief, including relief available under PTCEs 96-23, 95-60, 91-38, 90-1, 84-14 or the service provider exemption or such purchase, holding or disposition is otherwise not prohibited. Any purchaser, including any fiduciary purchasing on behalf of a Plan, transferee or holder of the securities will be deemed to have represented, in its corporate and its fiduciary capacity, by its purchase and holding of the securities that either (a) it is not a Plan or a Plan Asset Entity and is not purchasing such securities on behalf of or with “plan assets” of any Plan or with any assets of a governmental, non-U.S. or church plan that is subject to any federal, state, local or non-U.S. law that is substantially similar to the provisions of Section 406 of ERISA or Section 4975 of the Code (“Similar Law”) or (b) its purchase, holding and disposition are eligible for exemptive relief or such purchase, holding and disposition are not prohibited by ERISA or Section 4975 of the Code or any Similar Law.

Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is particularly important that fiduciaries or other persons considering purchasing the securities on behalf of or with “plan assets” of any Plan consult with their counsel regarding the availability of exemptive relief.

The securities are contractual financial instruments. The financial exposure provided by the securities is not a substitute or proxy for, and is not intended as a substitute or proxy for, individualized investment management or advice for the benefit of any purchaser or holder of the securities. The securities have not been designed and will not be administered in a manner intended to reflect the individualized needs and objectives of any purchaser or holder of the securities.

Each purchaser or holder of any securities acknowledges and agrees that:

(i)    the purchaser or holder or its fiduciary has made and shall make all investment decisions for the purchaser or holder and the purchaser or holder has not relied and shall not rely in any way upon us or our affiliates to act as a fiduciary or adviser of the purchaser or holder with respect to (A) the design and terms of the securities, (B) the purchaser or holder’s investment in the securities, or (C) the exercise of or failure to exercise any rights we have under or with respect to the securities;

(ii)   we and our affiliates have acted and will act solely for our own account in connection with (A) all transactions relating to the securities and (B) all hedging transactions in connection with our obligations under the securities;

(iii)  any and all assets and positions relating to hedging transactions by us or our affiliates are assets and positions of those entities and are not assets and positions held for the benefit of the purchaser or holder;

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(iv)  our interests are adverse to the interests of the purchaser or holder; and

(v)   neither we nor any of our affiliates is a fiduciary or adviser of the purchaser or holder in connection with any such assets, positions or transactions, and any information that we or any of our affiliates may provide is not intended to be impartial investment advice.

Each purchaser and holder of the securities has exclusive responsibility for ensuring that its purchase, holding and disposition of the securities do not violate the prohibited transaction rules of ERISA or the Code or any Similar Law. The sale of any securities to any Plan or plan subject to Similar Law is in no respect a representation by us or any of our affiliates or representatives that such an investment meets all relevant legal requirements with respect to investments by plans generally or any particular plan, or that such an investment is appropriate for plans generally or any particular plan.

However, individual retirement accounts, individual retirement annuities and Keogh plans, as well as employee benefit plans that permit participants to direct the investment of their accounts, will not be permitted to purchase or hold the securities if the account, plan or annuity is for the benefit of an employee of Morgan Stanley or Morgan Stanley Wealth Management or a family member and the employee receives any compensation (such as, for example, an addition to bonus) based on the purchase of the securities by the account, plan or annuity.

Additional considerations:	Client accounts over which Morgan Stanley, Morgan Stanley Wealth Management or any of their respective subsidiaries have investment discretion are not permitted to purchase the securities, either directly or indirectly.
Supplemental information regarding plan of distribution; conflicts of interest:

Selected dealers, which may include our affiliates, and their financial advisors will collectively receive from the agent a fixed sales commission of $17.50 for each security they sell.

MS & Co. is an affiliate of MSFL and a wholly owned subsidiary of Morgan Stanley, and it and other affiliates of ours expect to make a profit by selling, structuring and, when applicable, hedging the securities.

MS & Co. will conduct this offering in compliance with the requirements of FINRA Rule 5121 of the Financial Industry Regulatory Authority, Inc., which is commonly referred to as FINRA, regarding a FINRA member firm’s distribution of the securities of an affiliate and related conflicts of interest. MS & Co. or any of our other affiliates may not make sales in this offering to any discretionary account. See “Plan of Distribution (Conflicts of Interest)” and “Use of Proceeds and Hedging” in the accompanying product supplement for PLUS.

Validity of the securities:	In the opinion of Davis Polk & Wardwell LLP, as special counsel to MSFL and Morgan Stanley, when the securities offered by this pricing supplement have been executed and issued by MSFL, authenticated by the trustee pursuant to the MSFL Senior Debt Indenture (as defined in the accompanying prospectus) and delivered against payment as contemplated herein, such securities will be valid and binding obligations of MSFL and the related guarantee will be a valid and binding obligation of Morgan Stanley, enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith), provided that such counsel expresses no opinion as to (i) the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above and (ii) any provision of the MSFL Senior Debt Indenture that purports to avoid the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law by limiting the

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Morgan Stanley Finance LLC

Accelerated Return Securities Based on the Value of Worst Performing of the S&P 500® Index and the Russell 2000® Index due August 19, 2022

Principal at Risk Securities

amount of Morgan Stanley’s obligation under the related guarantee. This opinion is given as of the date hereof and is limited to the laws of the State of New York, the General Corporation Law of the State of Delaware and the Delaware Limited Liability Company Act. In addition, this opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the MSFL Senior Debt Indenture and its authentication of the securities and the validity, binding nature and enforceability of the MSFL Senior Debt Indenture with respect to the trustee, all as stated in the letter of such counsel dated February 16, 2016, which is Exhibit 5-a to Post-Effective Amendment No. 1 to the Registration Statement on Form S-3 filed by Morgan Stanley on February 16, 2016.
Contact:	Morgan Stanley Wealth Management clients may contact their local Morgan Stanley branch office or our principal executive offices at 1585 Broadway, New York, New York 10036 (telephone number (866) 477-4776). All other clients may contact their local brokerage representative. Third-party distributors may contact Morgan Stanley Structured Investment Sales at (800) 233-1087.
Where you can find more information:

MSFL and Morgan Stanley have filed a registration statement (including a prospectus, as supplemented by the product supplement for PLUS and index supplement) with the Securities and Exchange Commission, or SEC, for the offering to which this communication relates. You should read the prospectus in that registration statement, the product supplement for PLUS, the index supplement and any other documents relating to this offering that MSFL and Morgan Stanley have filed with the SEC for more complete information about MSFL and Morgan Stanley and this offering. You may get these documents without cost by visiting EDGAR on the SEC web site at.www.sec.gov. Alternatively, MSFL, Morgan Stanley, any underwriter or any dealer participating in this offering will arrange to send you the product supplement for PLUS, index supplement and prospectus if you so request by calling toll-free 800-584-6837.

You may access these documents on the SEC web site at.www.sec.gov.as follows:

Product Supplement for PLUS dated February 29, 2016

Index Supplement dated January 30, 2017

Prospectus dated February 16, 2016

Terms used but not defined in this document are defined in the product supplement for PLUS, in the index supplement or in the prospectus.

“Performance Leveraged Upside SecuritiesSM” and “PLUSSM” are our service marks.

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